EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Vice President
Corporate and Marketing Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

Westwood, MA. May 5, 2010  – LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2010 increased 11% to $30.8 million, from $27.8 million in the same quarter a year ago.  The net loss attributable to LoJack Corporation for the first quarter of 2010 was $5.6 million or $0.32 per diluted share, compared to a net loss of $6.4 million, or $0.38 per diluted share in the same quarter a year ago.

In announcing the results, Ronald V. Waters, President and Chief Executive Officer said, “Our consolidated performance reflects a stabilization of our North American business and strong growth in orders from our international licensees. In the U.S. our penetration rates are consistent with those of the fourth quarter of 2009, demonstrating that our business has not been negatively impacted by any competing technology.

“We are also encouraged by the monthly trends as we progressed through the quarter. Our U.S. unit volumes increased each month during the quarter with March delivering a double digit increase. As the U.S. auto market recovers, we expect that our installations will increase in a manner that is consistent with the broader domestic auto market trends. We are cautiously optimistic about the broader U.S. auto market based on recent projections that indicate new vehicle sales may exceed prior expectations of 11 to 11.5 million units.

“Our international business strengthened in the first quarter on orders from our licensees in Latin America and South Africa. Our licensees have returned to more normalized purchasing patterns and their orders reflect new demand for our products. Additionally, our business in Italy is gaining traction delivering record growth in terms of both revenue and subscriber base.

“In 2009, we took difficult steps to manage our costs including: several reductions in force, suspending the company match to the 401(k) retirement plan, rescinding bonuses and deferring raises. As the auto industry recovers, we have chosen to reinstate several of those benefits and to award a one-time bonus in order to retain employees.”

North American revenue in the first quarter was $23.1 million, consistent with revenue for the same quarter of last year, primarily attributable to unit volume in the U.S., which was consistent with unit volume for the same period in 2009.

International revenue in the first quarter increased 72% to $6.9 million, from $4.0 million in the same quarter of the prior year, attributable to a 132% increase in unit volume.

Gross margin for the first quarter was $14.5 million or an increase of 6% from the same quarter last year. The growth in gross margin is slightly behind the growth in revenue reflecting the impact of increased bulk install unit growth in the U.S. and return to normal buying patterns with our largest licensees, where margins are a little lower. Gross margin also reflects the benefit of reductions to the company’s operations workforce during 2009, partially offset by increased product warranty expense related to the Boomerang technology in Canada. Gross margin as a percentage of revenue was 47%, compared to 49% in the prior year.

The operating loss for the first quarter of 2010 was $5.9 million, compared to an operating loss of $6.2 million in the same quarter a year ago. Operating expenses for the first quarter reflect the benefit of workforce and other expense reduction programs during 2009 of approximately $2 million.  This was partially offset by the impact of reinstating employee benefit programs and a one-time retention bonus. Operating expenses also include $0.8 million related to the company’s wage and hour related litigation in California. Adjusted EBITDA for the quarter was negative $2.9 million, compared to negative $3.3 million in the first quarter of 2009.

Mr. Waters said, “We are encouraged with the positive trends in both our North American and international segments. The company is well positioned to take advantage of opportunities presented by a strengthening global economy. Based on a moderate increase in revenue, we continue to expect to deliver modest profit, generate positive operating cash flow and sustain healthy margins for 2010. Our revenue growth will be gradual and will be concentrated in the second half of the year.”

During the first quarter of 2010, the company did not repurchase any shares under its stock repurchase plan. As of March 31, 2010, the company had an outstanding authority to repurchase 1,681,778 shares.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered more than USD$5 billion in stolen assets worldwide. In today’s rapidly changing world, LoJack’s core competencies are more valuable and more relevant than ever as they are now being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive disorders such as Alzheimer’s and autism. LoJack has the proven processes, ultimate technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings the most effective solutions that not only deliver a wide range of recoveries, but also enhance the safety of the public on a global level. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, May 5, 2010, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, revenue, profit and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the company’s ability to maintain and grow its brand image; the effectiveness of the company’s marketing initiatives; the outcome of ongoing litigation involving the company; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA.  The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management to aid their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Reconciliation
(in millions)

Three Months ended March 31, 2010		Three Months ended March 31, 2009

	$	$
Operating (loss) income, as reported	$(5.9)	$(6.2)
Adjusted for:
Depreciation and amortization	1.9	1.9
Stock compensation expense	1.1	1.0
Adjusted EBITDA	$(2.9)	$(3.3)

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in millions, except share and per share amounts)

	Three Months Ended March 31,

	2010	2009
	(unaudited)

Revenue	$30.8	$27.8

Cost of goods sold	16.3	14.2
Gross profit	14.5	13.6

Costs and expenses:
Product development	1.9	1.6
Sales and marketing	7.5	7.6
General and administrative	9.3	8.9
Depreciation and amortization	1.7	1.7

Total	20.4	19.8

Operating loss	(5.9)	(6.2)

Other income (expense):
Interest income	0.1	0.2
Interest expense	(0.2)	(0.2)
Other, net	0.4	(0.6)
Total	0.3	(0.6)

Loss before provision (benefit) for income taxes
and net loss of noncontrolling interest	(5.6)	(6.8)
Provision (benefit) for income taxes	0.1	(0.2)
Net loss	(5.7)	(6.6)
Less: Net loss attributable to the noncontrolling interest	(0.1)	(0.2)
Net loss attributable to LoJack Corporation	$(5.6)	$(6.4)

Diluted loss per share attributable to
LoJack Corporation	$(0.32)	$(0.38)
Weighted average diluted common
shares outstanding	17,283,560	17,059,046

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$31.1	$36.5
Restricted cash	--	0.6
Marketable securities at fair value	0.9	1.8
Accounts receivable, net	30.7	34.2
Inventories	10.9	10.7
Prepaid expenses and other	4.4	3.1
Prepaid and receivable income taxes	8.9	9.1
Deferred income taxes	6.6	6.7
Total current assets	93.5	102.7

Property and equipment, net	18.5	19.0
Deferred income taxes	8.9	8.8
Intangible assets, net	0.6	0.7
Goodwill	1.7	1.7
Other assets, net	13.4	14.6
Total assets	$136.6	$147.5

Liabilities and equity
Current Liabilities:
Accounts payable	$5.7	$7.1
Accrued and other liabilities	8.9	9.3
Current portion of deferred revenue	23.9	24.4
Accrued compensation	4.3	3.0
Total current liabilities	42.8	43.8

Long term debt	11.1	13.4
Deferred revenue	32.4	33.5
Other accrued liabilities	2.3	2.3
Accrued compensation	1.8	2.5
Total liabilities	90.4	95.5

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	19.0	18.1
Accumulated other comprehensive income	6.5	7.5
Retained earnings	20.4	26.0
Total LoJack Corporation equity	46.1	51.8
Noncontrolling interest in subsidiary	0.1	0.2
Total equity	46.2	52.0
Total liabilities and equity	$136.6	$147.5

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (217) 285-4967.